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                           BINGHAM, DANA & GOULD LLP
                              150 FEDERAL STREET                  EXHIBIT 5.1
                       BOSTON, MASSACHUSETTS 02110-1726
                               TEL: 617-951-8000
                               FAX: 617-951-8736

                                                       October 25, 1996

Cubist Pharmaceuticals, Inc.
24 Emily Street
Cambridge, MA 02139

Dear Ladies and Gentlemen:

      We have acted as counsel for Cubist Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 150,000 shares and an additional 22,500 shares which may be offered by the Company in order to cover over-allotments, if any, of Common Stock, par value $.001 per share (the "Shares"), pursuant to a Registration Statement on Form S-1 (as amended, the "Registration Statement"), filed with the Securities Exchange
Commission on October 25, 1996.

      We have reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise identified or authenticated to our satisfaction, of such corporate records, instruments, agreements or other documents of the Company, and certificates of officers of the Company as to certain factual matters, and have made such investigation of law and have discussed with officers and representatives of the Company such questions of fact, as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

     We have also assumed that an Underwriting Agreement by and among the Company and the underwriters named therein (the "Underwriting Agreement"), will have been duly executed and delivered pursuant to the authorizing votes of the Board of Directors of the Company and that the Shares will be sold and transferred only upon the payment therefor as

















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provided in the Underwriting Agreement. We have further assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

     This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware.

     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized, and when delivered and paid for in accordance with the provisions of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Registration Statement.


                                                  Very truly yours,

                                                  /s/ Bingham, Dana & Gould LLP

                                                  BINGHAM, DANA & GOULD LLP